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                                                                   EXHIBIT 99.1


            COMPASS AEROSPACE APPOINTS DOUGLAS B. SOLOMON, CHIEF
                             EXECUTIVE OFFICER


COMPASS AEROSPACE CORPORATION [LONG BEACH, CA]-10 MARCH, 2000-Douglas M. Hayes, Chairman of Compass Aerospace Corporation ("Compass"), announced today that Douglas B. Solomon, a member of Compass' Board of Directors, has been appointed Chief Executive Officer of Compass. Mr. Solomon, Managing Director of Macluan Capital Corporation, has been involved with Compass since its inception and was on the team that successfully completed each of Compass' acquisitions and capital raisings to date.

In addition, John R. Reimers has joined Compass in the position of Executive Vice President and Chief Operating Officer. Mr. Reimers brings to Compass 20 years manufacturing experience in the aerospace and specialty metals industries. Prior to joining Compass, he was the Senior Vice President of Operations and Administration for Teledyne Brown Engineering in Huntsville, Alabama. Prior to that he was the Senior Vice President for Teledyne Ryan in San Diego. In his 18 years in the aerospace industry, Mr. Reimers has served in a variety of senior manufacturing and finance roles.

Alexander Hogg, President and Chief Executive Officer of Compass, has resigned effective immediately to pursue other business interests. Mr. Hayes said, "I know I speak for the entire Board of Directors of Compass in expressing our appreciation to Alex for his achievements as President and CEO of Compass. Under his management, Compass has become a leader in providing integrated products, on a just-in-time basis, to its customers' production line, and is well positioned to reduce its customer's supply chains".

Compass Aerospace Corporation manages a portion of the supply chain for its aerospace industry customers by manufacturing precision parts, sub-assemblies and manufacturing kits. Compass' headquarters are in Long Beach, CA and its manufacturing facilities are in Puget Sound Washington, southern California, Wichita, Kansas and the United Kingdom.

The above information contains forward-looking statements within the meaning of the Private Securities Reform Act of 1995 with respect to the future strategy of Compass. Changed conditions within the aviation industry as well as other unanticipated changes beyond Compass' control may cause Compass to modify its strategy.

For more information, please contact Douglas M. Hayes, Chairman, at (310) 785-6677 or Douglas B. Solomon, CEO, at (310) 522-0649.